Exhibit (k)

TIAA-CREF Life Insurance Company 730 Third Avenue New York, New York 10017-3206	Meredith J. Kornreich MD, General Counsel TIAA CREF Life Insurance Company

T 800-490-9000 ext. 23-6973 F 212-916-5952 mkornreich@tiaa-cref.org

October 24, 2012

Board of Directors

TIAA-CREF Life Insurance Company

730 Third Avenue

New York, New York 10017-3206

Re:     Pre-Effective Amendment #1 Registration Statement on Form N-6

          for the M Intelligent Survivorship Variable Universal Life Insurance contracts.

Ladies and Gentlemen:

This opinion is furnished in connection with the filing by TIAA-CREF Life Separate Account VLI-2 (the “Separate Account”) of the above-referenced Registration Statement under the Securities Act of 1933 for the M Intelligent Survivorship Variable Universal Life contracts (the “Contracts”) offered and funded by the Separate Account. I have examined, or persons on my staff or the Corporate Secretary’s office have examined such documents and laws as I considered necessary and appropriate. On the basis of such examination, it is my opinion that:

1.	TIAA-CREF Life Insurance Company is a stock life insurance company duly organized and validly existing under the laws of the State of New York and has been duly authorized by the Insurance Department of the State of New York to issue variable life insurance contracts.

2.	The Separate Account is a “separate account” of TIAA-CREF Life within the meaning of Section 4240 of the New York Insurance Law, duly established by a resolution of TIAA-CREF Life’s Board of Directors and validly existing under the laws of the State of New York.

3.	To the extent New York State law governs, the Contracts have been duly authorized by TIAA-CREF Life and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of TIAA-CREF Life enforceable in accordance with their terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

I hereby consent to the use of this opinion as an exhibit to said Initial Registration Statement, and to the reference to my name under the heading “Legal Matters” in the Statement of Additional Information.

Sincerely,
/s/ Meredith J. Kornreich

Meredith J. Kornreich
Managing Director, General Counsel